Exhibit 99.1

News
For Immediate Release

Amplify Energy Announces Third Quarter 2019 Results, Fourth Quarter 2019 Dividend,

Merger Integration Update and Fourth Quarter 2019 Guidance

HOUSTON, November 6, 2019—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its pro forma(1) and reportable(2) operating and financial results for the third quarter of 2019.

Key Amplify Third Quarter Operational Highlights

•	During the third quarter this year we generated the following:

•	Pro forma(1) daily production of 32.7 MBoe/d, in line with midpoint guidance of 32.6 MBoe/d

•	Reportable(2) net cash provided by operating activities of $(7.4) million for the quarter

•	Pro forma(1) adjusted EBITDA of $31.5 million, in line with midpoint guidance of $31 million

•	Pro forma(1) free cash flow of $3 million that was at the high end of the guidance range of $(2) million to $4 million

•	Paid initial quarterly dividend of $0.20 per share or $8.2 million in aggregate on September 18, 2019

•	Net Debt to Last Twelve Months (“LTM”) pro forma(1) EBITDA of 1.7x as of September 30, 2019

•	As of November 1, 2019, net debt was $267 million, inclusive of $11 million of cash on hand

“This quarter has been an exciting one for Amplify, as our team has worked tirelessly to integrate the Midstates assets and systems into our own. I’m very pleased to report that the effort has been extremely successful, and we are on track to be fully integrated by mid-November,” said Ken Mariani, President and Chief Executive Officer of Amplify. “I’m also excited to report that our Bairoil expansion project was completed on schedule and we are steadily bringing online previously shut-in wells as planned, with production expected to steadily increase over the next twelve to eighteen months”

Mr. Mariani continued, “Amplify’s third quarter results were positively impacted by our cost control initiatives, which resulted in lease operating expenses and capital spending that were both below the low end of our guidance range. In addition, with the merger and the majority of our 2019 capital expenditures behind us, we are now in a position to demonstrate the robust free cash flow generation potential of our platform.”

(1)	Pro forma numbers include Amplify and Midstates results as though the companies were combined for the full period
(2)	Reportable numbers include Amplify and Midstates results starting in August 2019 following closing of the merger

Key Pro Forma(1) and Reportable(2) Financial Results

$ in millions	Reportable Third Quarter 2019	Reportable Second Quarter 2019	Pro Forma Third Quarter 2019	Pro Forma Second Quarter 2019
Average daily production (MBoe/d)	28.8	21.1	32.7	33.1
Total revenues	$73.0	$59.5	$80.5	$82.8
Total assets	$914.6	$722.7	NA	NA
Net Income (loss)	$5.2	$18.6	$6.8	$23.4
Adjusted EBITDA (a non-GAAP financial measure)	$27.9	$19.1	$31.5	$28.1
Net debt (3)	$270.6	$156.3	$270.6	$226.3
Net debt / LTM Adjusted EBITDA	NM	1.4x	1.7x	1.2x
Net cash provided by (used in) operating activities	($8.5)	$22.5	NA	NA

Total capital	$21.4	$25.3	$24.1	$36.0

(3)	As of September 30, 2019 and June 30, 2019, respectively

Midstates Merger Integration Update

On August 6, 2019, the Company announced the closing of the merger with Midstates Petroleum Company, Inc. The combined company changed its name to Amplify Energy Corp., and currently trades on the New York Stock Exchange under the ticker symbol “AMPY”. As previously announced, the Company expected to achieve annual synergies in excess of $21 million as a result of the merger. With the integration substantially complete, Amplify has already achieved the majority of these cost savings and anticipates full synergy realization by the first quarter of 2020.

Dividend and Share Repurchase Program Update

Amplify’s recurring quarterly dividend of $0.20 per share is expected to be paid on December 18, 2019 to shareholders of record as of the close of business on December 4, 2019. This implies a dividend yield of approximately 11% based on the closing share price of $7.48 on November 1, 2019.

Amplify also initiated an open market share repurchase program at the closing of the merger, with Board approval to repurchase up to $25.0 million of the Company’s outstanding shares of common stock. Since the inception of the open market share repurchase program, the Company has repurchased approximately 2.4 million shares of common stock at an average price of $6.06 for a total cost of approximately $14.5 million (inclusive of fees). As a result, Amplify has $10.5 million of repurchase capacity under the program.

Revolving Credit Facility Update and Liquidity

Amplify’s fall 2019 borrowing base redetermination process will be finalized during the fourth quarter, and the Company anticipates a decrease in its borrowing base due to a reduction in bank price forecasts. Despite this decrease, Amplify will maintain more than sufficient liquidity moving forward and will be generating significant free cash flow that will further increase its liquidity position.

As of November 1, 2019, Amplify had total debt outstanding of $278 million under its revolving credit facility, with a current borrowing base of $530 million. Amplify’s liquidity was $261 million, consisting of $11 million of cash on hand and available borrowing capacity of $250 million (including the impact of $1.65 million in outstanding letters of credit).

Bairoil NGL Volumes Sold as Condensate Update

In the third quarter of 2019, Amplify decided to modify the process for stripping out NGLs at its Bairoil field due to weak NGL pricing. While the Bairoil NGL stream has historically been very heavy (primarily C5), recently the extraction of the lighter liquids has resulted in a less valuable product in the market. Due to this inefficiency, the Company has decided to strip out less of the lighter liquids from the gas stream and sell the remaining product as condensate instead of NGLs. This resulted in a reduction in volume of approximately 90 Bbls/d (approximately 10% of Bairoil NGL volumes). However, the price received for the condensate (WTI less $12 per barrel) is approximately 25-30% higher than would otherwise be received as a barrel of NGLs.

These adjustments are reflected in the Company’s third quarter results with oil production above guidance expectations and NGL production below guidance expectations. The adjustments will also be reflected in oil and NGL differentials, as oil differentials will be wider due to the condensate sales and the removal of Bairoil’s heavy NGLs will reduce the Company’s NGL price realization relative to WTI. We will continue to monitor the market for NGLs in the Rockies area, and we retain the flexibility to revert to selling NGLs if the market for those products improves in the future.

Comparison of Third Quarter Pro Forma(1) Guidance vs Actual Pro Forma(1) Results

	3Q 2019 Guidance (2)			3Q 2019
	Low		High	Actuals
Net Average Daily Production
Oil (MBbls/d)	10.6	—	11.8	12.1
NGL (MBbls/d)	6.0	—	6.6	5.2
Natural Gas (MMcf/d)	85.9	—	95.1	92.8
Total (MBoe/d)	30.9	—	34.3	32.7
Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$1.20	—	$1.50	$2.21
NGL Realized Price (% of WTI NYMEX)	28%	—	34%	21%
Natural Gas Realized Price (% of Henry Hub)	75%	—	85%	72%
Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.40	—	$0.60	$0.34
NGL ($ / Bbl)	$2.00	—	$2.30	$2.28
Natural Gas ($ / Mcf)	$0.30	—	$0.40	$0.35
Total ($ / Boe)	$1.20	—	$1.80	$1.49
Average Costs
Lease Operating ($ / Boe)	$11.90	—	$13.20	$11.75
Taxes (% of Revenue) (3)	6.5%	—	7.0%	7.1%
Recurring Cash General and Administrative ($ / Boe) (4)	$2.50	—	$2.80	$2.60
Net Cash Provided by Operating Activities ($MM) (5)		$27		NA
Adjusted EBITDA ($MM) (6)	$28	—	$34	$31
Cash Interest Expense ($MM)	$3	—	$5	$4
Capital Expenditures ($MM)	$26	—	$30	$24
Free Cash Flow ($MM) (6)	($2)	—	$4	$3

(2)	Guidance based on NYMEX strip pricing as of July 26, 2019; Average prices of $56.51 / Bbl for crude oil and $2.25 / Mcf for natural gas for second half of 2019
(3)	Includes production, ad valorem and franchise taxes
(4)	Recurring cash general and administrative cost guidance excludes reorganization expenses, severance costs, acquisition and divestiture costs and non-cash compensation
(5)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(6)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Bairoil Plant Expansion Project Update

The Bairoil plant expansion project was completed in October, which was consistent with the Company’s anticipated project completion timing. A significant amount of the final costs for the expansion were incurred in the third quarter of 2019, with the remaining $3.6 million to be incurred in the fourth quarter of 2019. Amplify has initiated the additional gas recycling at the Bairoil plant, and will provide an update on production in a future earnings call. As a reminder, the Company’s previous guidance on production called for oil production to increase by approximately 900 Bbl/d, with the increase to be fully realized over a twelve to eighteen-month period following the project completion.

Third Quarter Production and Capital Spending Update

During the third quarter of 2019, Amplify’s pro forma(1) daily production was 32.7 MBoe/d, which was slightly above the midpoint of the guidance range of 30.9 to 34.3 MBoe/d for the quarter. Third quarter production was strong despite weather impacts on the Company’s Oklahoma operations and lower gas production in the Eagle Ford due to high gas sales line pressure. As discussed above, beginning in the third quarter of 2019 non-processed liquids at Bairoil were sold as condensate instead of NGLs, and as such, all production out of Bairoil will now be accounted for as oil moving forward. In addition, Amplify has restructured its hedge positions to reflect this change in the production mix and protect economics.

Amplify’s pro forma(1) capital spend for the third quarter was approximately $24 million, which was below the low end of quarterly guidance of $26 million to $30 million. This is primarily driven by lower than expected maintenance capital costs at the offshore California and East Texas operations related to certain capital workovers and infrastructure projects. Of the $24 million, the majority of the capital spend of approximately $16 million (68% of total) was attributed to the plant expansion project at Bairoil, which came online during October.

Amplify’s fourth quarter capital spend guidance range is $8 million to $12 million, which will primarily include the remaining capital of $3.6 million for the Bairoil plant expansion and $3 million on the ongoing rod-lift conversion program in Oklahoma. In addition, Amplify anticipates spending a small portion of its fourth quarter capital budget to participate in a drilling opportunity in East Texas. The Company believe this to be a low risk opportunity with attractive economics and will allow for further evaluation and delineation in this area.

Fourth Quarter 2019 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s fourth quarter 2019 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	4Q 2019E (1)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	11.2	—	12.4
NGL (MBbls/d)	5.0	—	5.6
Natural Gas (MMcf/d)	81.8	—	90.6
Total (MBoe/d)	29.9	—	33.1
Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$2.00	—	$2.30
NGL Realized Price (% of WTI NYMEX)	20%	—	25%
Natural Gas Realized Price (% of Henry Hub)	70%	—	80%
Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.30	—	$0.50
NGL ($ / Bbl)	$2.10	—	$2.40
Natural Gas ($ / Mcf)	$0.30	—	$0.40
Total ($ / Boe)	$1.20	—	$1.80
Average Costs
Lease Operating ($ / Boe)	$11.75	—	$12.75
Taxes (% of Revenue) (2)	6.5%	—	7.5%
Recurring Cash General and Administrative ($ / Boe) (3)	$2.30	—	$2.60
Net Cash Provided by Operating Activities ($MM) (4)		$29
Adjusted EBITDA ($MM) (5)	$30	—	$35
Cash Interest Expense ($MM)	$3	—	$5
Capital Expenditures ($MM)	$8	—	$12
Free Cash Flow ($MM) (5)	$16	—	$21

(1)	Guidance based on NYMEX strip pricing as of October 25, 2019; Average prices of $55.87 / Bbl for crude oil and $2.40 / Mcf for natural gas for fourth quarter of 2019
(2)	Includes production, ad valorem and franchise taxes
(3)	Recurring cash general and administrative cost guidance excludes reorganization expenses, severance costs, acquisition and divestiture costs and non-cash compensation
(4)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(5)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Hedging Update

Since Amplify’s previous hedge update on August 6, 2019, the Company has made further additions to its hedge positions. The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for October 2019 through December 2022, as of November 6, 2019.

	2019	2020	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	1,643,333	600,000	337,500	150,000
Weighted Average Fixed Price ($)	$2.84	$2.53	$2.51	$2.49
Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	—	520,000	162,500	—
Weighted Average Floor Price ($)	$—	$2.64	$2.58	$—
Weighted Average Ceiling Price ($)	$—	$2.96	$2.84	$—
Three-way collars
Average Monthly Volume (MMBtu)	202,667	76,000	—	—
Weighted Average Ceiling Price ($)	$3.45	$3.45	$—	$—
Weighted Average Floor Price ($)	$2.65	$2.65	$—	$—
Weighted Average Sub-Floor Price ($)	$2.15	$2.15	$—	$—
Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	—	600,000	500,000	—
Weighted Average Spread ($)	$—	$(0.46)	$(0.40)	$—
Oil Swaps:
Average Monthly Volume (Bbls)	180,333	153,050	116,250	30,000
Weighted Average Fixed Price ($)	$55.25	$57.54	$56.05	$55.32
Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	76,000	14,300	—	—
Weighted Average Floor Price ($)	$55.00	$55.00	$—	$—
Weighted Average Ceiling Price ($)	$63.85	$62.10	$—	$—
Three-way collars
Average Monthly Volume (MMBtu)	61,200	30,500	—	—
Weighted Average Ceiling Price ($)	$63.14	$65.75	$—	$—
Weighted Average Floor Price ($)	$53.75	$50.00	$—	$—
Weighted Average Sub-Floor Price ($)	$43.75	$40.00	$—	$—
NGL Swaps:
Average Monthly Volume (Bbls)	72,000	65,425	22,800	—
Weighted Average Fixed Price ($)	$29.96	$25.20	$24.25	$—

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which Amplify expects to file with the Securities and Exchange Commission on November 6, 2019.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 8498729. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 8498729.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months Ended	Three Months Ended
(Amounts in $000s, except per share data)	September 30, 2019	June 30, 2019
Revenues:
Oil and natural gas sales	$72,426	$59,485
Other revenues	533	47

Total revenues	72,959	59,532

Costs and Expenses:
Lease operating expense	32,977	26,292
Gathering, processing and transportation	4,459	4,391
Exploration	3	6
Taxes other than income	5,135	3,464
Depreciation, depletion and amortization	15,617	12,913
General and administrative expense	27,034	10,566
Accretion of asset retirement obligations	1,428	1,332
Realized (gain) loss on commodity derivatives	(4,109)	631
Unrealized (gain) loss on commodity derivatives	(24,616)	(23,624)
(Gain) loss on sale of properties	—	—
Other, net	224	34

Total costs and expenses	58,152	36,005

Operating Income (loss)	14,807	23,527
Other Income (Expense):
Interest expense, net	(5,276)	(4,422)
Other income (expense)	(104)	—
Loss on lease	(4,237)	—

Total Other Income (Expense)	(9,617)	(4,422)

Income (loss) before reorganization items, net and income taxes	5,190	19,105
Reorganization items, net	(33)	(464)
Income tax benefit (expense)	—	—

Net income (loss)	$5,157	$18,641
Earnings per share:
Basic and diluted earnings (loss) per share	$0.15	$0.80

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2019	June 30, 2019
Oil and natural gas revenue:
Oil Sales	$55,011	$41,685
NGL Sales	4,306	5,336
Natural Gas Sales	13,109	12,464

Total oil and natural gas sales - Unhedged	$72,426	$59,485

Production volumes:
Oil Sales - MBbls	1,017	696
NGL Sales - MBbls	383	258
Natural Gas Sales - MMcf	7,482	5,803

Total - MBoe	2,647	1,921

Total - MBoe/d	28.8	21.1

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$54.11	$59.85
NGL - per Bbl	$11.25	$20.65
Natural gas - per Mcf	$1.75	$2.15

Total - per Boe	$27.37	$30.95

Average unit costs per Boe:
Lease operating expense	$12.46	$13.69
Gathering, processing and transportation	$1.68	$2.29
Taxes other than income	$1.94	$1.80
General and administrative expense	$10.21	$5.50
Depletion, depreciation, and amortization	$5.90	$6.72

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2019	June 30, 2019
Total current assets	$76,915	$57,086
Property and equipment, net	804,357	642,686
Total assets	914,629	722,684
Total current liabilities	59,762	60,830
Long-term debt	278,000	175,000
Total liabilities	434,584	317,597
Total equity	480,045	405,087

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2019	June 30, 2019
Net cash provided by (used in) operating activities	$(7,411)	$22,499
Net cash provided by (used in) investing activities	(9,514)	66,925
Net cash provided by (used in) financing activities	5,631	(95,598)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended September 30, 2019	Three Months Ended June 30, 2019
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$(7,411)	$22,499
Changes in working capital	5,616	(10,862)
Interest expense, net	5,276	4,422
Gain (loss) on interest rate swaps	(448)	(578)
Cash settlements paid (received) on interest rate swaps	(113)	(45)
Amortization and write-off of deferred financing fees	512	(266)
Reorganization items, net	33	464
Exploration costs	3	6
Acquisition and divestiture related costs	12,833	3,458
Severance payments	6,389	50
Plugging and abandonment cost	278	77
Non-cash loss on office lease	4,237	—
Other	719	(154)

Adjusted EBITDA:	$27,924	$19,071

Pro forma adjustments	3,547	9,054

Pro forma Adjusted EBITDA:	$31,471	$28,125

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$27,924	$19,071
Less: Cash interest expense	4,205	3,786
Less Capital expenditures	21,353	25,291

Free Cash Flow:	$2,366	$(10,006)

Add: Pro forma adjustments	825	(2,993)

Pro forma Free Cash Flow:	$3,192	$(12,999)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2019	June 30, 2019
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$5,157	$18,641
Interest expense, net	5,276	4,422
Depreciation, depletion and amortization	15,617	12,913
Accretion of asset retirement obligations	1,428	1,332
(Gains) losses on commodity derivatives	(28,725)	(22,993)
Cash settlements on expired commodity derivatives	4,109	(631)
Acquisition and divestiture related costs	12,833	3,458
Reorganization items, net	33	464
Share/unit-based compensation expense	1,178	1,375
Non-cash loss on office lease	4,237	—
Exploration costs	3	6
Loss on settlement of AROs	224	34
Bad debt expense	165	—
Severance payments	6,389	50

Adjusted EBITDA:	$27,924	$19,071

Pro forma adjustments	3,547	9,054

Pro forma Adjusted EBITDA:	$31,471	$28,125

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$27,924	$19,071
Less: Cash interest expense	4,205	3,786
Less Capital expenditures	21,353	25,291

Free Cash Flow:	$2,366	$(10,006)

Add: Pro forma adjustments	825	(2,993)

Pro forma Free Cash Flow:	$3,192	$(12,999)

Mid-Point
For Quarter Ended
(in millions)	12/31/2019
Calculation of Adjusted EBITDA:
Net income	$11
Interest expense	4
Depletion, depreciation, and amortization	18

Adjusted EBITDA	$33

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$29
Changes in working capital	—
Cash Interest Expense	4

Adjusted EBITDA	$33

Reconciliation of Adjusted EBITDA to Free Cash Flow:
Adjusted EBITDA	$33
Cash Interest Expense	(4)
Capital expenditures	(10)

Free Cash Flow	$19

Contacts

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(713) 588-8349

eric.chang@amplifyenergy.com